EXHIBIT 99.1

KENDLE INTERNATIONAL INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

On August 16, 2006 (the “Closing Date”), the Company completed its acquisition of the companies comprising the Phase II-IV clinical services business of Charles River Laboratories, Inc. (the “Acquired Business”) for $215.0 million in cash plus acquisition costs and a working capital adjustment in accordance with the terms and conditions of the Stock Purchase Agreement, as amended. The purchase price was funded, in part, by the Company’s draw on the term credit facility described below.

The Credit Agreement provides for a $200.0 million senior secured term loan facility and a $25.0 million senior secured revolving credit facility. The term loan facility matures six years from the Closing Date, while the revolving credit facility matures five years from the Closing Date. The term loan facility was drawn in full by the Company on the Closing Date to finance the acquisition of the Acquired Businesses and to pay fees, commissions, and expenses in connection with the acquisition. The revolving credit facility is available to provide financing for Permitted Acquisitions, working capital and general corporate purposes. Indebtedness under these facilities will be guaranteed by all of the existing and future direct and indirect subsidiaries of the Company, subject to certain exceptions. The interest rates applicable to the loans under the Credit Agreement, at the Company’s option, are either a U.S. base rate or a LIBOR rate plus a specified margin.

The unaudited pro forma condensed combined financial information reflecting the combination of Kendle International Inc. and the Acquired Business is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined company.

In the unaudited pro forma condensed combined statements of income, a provision for amortization of identified intangible assets including customer relationships and backlog has been made. The amounts allocated to acquired assets and liabilities in the unaudited pro forma financial statements are based on management’s preliminary valuation estimates using the assistance of outside valuation specialists. Definitive allocations will be performed and finalized. Accordingly, the purchase price allocation pro forma adjustments included in the unaudited financial statements are preliminary and have been made for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma financial statements also include certain purchase accounting adjustments, including items expected to have a continuing impact on the consolidated results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The unaudited pro forma statements do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE TWELVE MONTHS-ENDED DECEMBER 31, 2006

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Kendle International Inc.	Acquired Business (Jan 1 - Aug 15, 2006)	Pro Forma Adjustments	Note		Pro Forma Combined
Total revenues	$283,471	$66,344				$349,815

Costs and expenses:
Direct costs	152,826	41,373				194,199
Selling, general and administrative expenses	91,796	19,458				111,254
Depreciation and amortization	10,403	8,719	(5,805)	(a	)	13,317
Employee severance	236	—	—			236
Intangible impairment	8,200	—	—			8,200

	263,461	69,550	(5,805)			327,206

Income from operations	20,010	(3,206)	5,805			22,609

Other income (expense):
Interest income	1,939	254				2,193
Interest expense	(6,781)	—	(10,225)	(b	)	(17,006)
Other	(1,795)	(1,095)				(2,890)

Income before income taxes	13,373	(4,047)	(4,420)			4,906
Income tax expense	4,843	(279)	(1,613)	(c	)	2,951

Net income	8,530	(3,768)	(2,807)			$1,955

Income per share data:
Basic:
Net income per share	$0.60					$0.14

Weighted average shares	14,323					14,323

Diluted:
Net income per share	$0.58					$0.13

Weighted average shares	14,762					14,762

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Income

(a)	To reflect amortization expense on acquired intangibles of approximately $1.3 million and the reversal of amortization expense of $7.1 million on prior intangibles that had been allocated to Charles River Clinical Laboratories Inc.

(b)	To record interest expense on debt of $200 million at approximately 8% interest and debt issuance costs.

(c)	Adjustment to apply the Company’s effective tax rate of 36.5% to the pretax earnings/(loss) of the pro forma adjustments for the year ended December 31, 2006.